Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	February 17, 2011
FreightCar America, Inc. Reports Fourth Quarter and Full Year 2010 Results
Chicago, IL, February 17, 2011 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its fourth quarter ended December 31, 2010, with revenues of $51.0 million and a net loss of $3.5 million, or $0.29 per diluted share. For the third quarter of 2010, the Company reported revenues of $41.3 million and a net loss of $4.7 million, or $0.39 per diluted share. For the fourth quarter of 2009, the Company generated revenues of $49.4 million and a net loss of $5.5 million, or $0.47 per diluted share.
The Company delivered 694 railcars to customers in the fourth quarter of 2010, all of which were new railcars. This compares to 600 railcars delivered in the third quarter of 2010 and 697 railcars delivered in the fourth quarter of 2009. There were 331 units ordered in the fourth quarter of 2010, compared to 17 units ordered in the third quarter of 2010 and 185 railcars ordered in the fourth quarter of 2009. Total backlog was 2,054 units at December 31, 2010 compared to 2,417 units at September 30, 2010 and 265 units at December 31, 2009.
     “Our sales and order volume for the fourth quarter of 2010 reflects the persistent macro-economic challenges which have continued to impact the overall market and demand for coal-carrying railcars. While the improved results for the fourth quarter of 2010, as compared to the third quarter of 2010, reflect the increase in deliveries, we were still affected by ongoing competitive pricing pressures and underutilization of our manufacturing capacity. While it is difficult to assess when sustained demand for coal cars will return, we are encouraged by the fact that, since the beginning of 2011, the Company has received orders for more than 3,000 new railcars to be manufactured and delivered during 2011 and 2012. Looking forward, we continue to see positive signs in the market. Electricity generation and coal loadings increased year-over-year, coal stockpiles are down compared to the prior year and railcars in storage continue to decrease. We believe this activity will translate into increased demand for coal cars over the long term and we are well positioned to effectively meet our customers’ needs,” said Ed Whalen, President and Chief Executive Officer.
Whalen continued, “We have successfully integrated the business assets of DTE Rail Services into our operations. This acquisition has served to further the Company’s strategic growth initiative to expand our presence in the railcar services sector and we will continue to evaluate similar strategic opportunities moving forward. For 2011, we continue to focus on factors within our control: maximizing operational efficiency, strict cost management, preservation of our financial strength and flexibility. We believe that FreightCar America’s coal car market position, strong balance sheet and strategic initiatives will enable it to be a more competitive company as improved industry conditions gain a foothold and we emerge from the economic downturn.”
Gross profit for the fourth quarter of 2010 was about breakeven, compared to $(0.8) million, or (2.0%), for the third quarter of 2010 and $3.4 million, or 6.8%, for the fourth quarter of 2009.
Selling, general and administrative expenses for the fourth quarter of 2010 were $6.6 million, compared to $6.5 million for the third quarter of 2010 and $10.7 million for the fourth quarter of 2009.
The Company’s effective tax rate for the fourth quarter of 2010 was 43.4%, compared to 40.3% for the third quarter of 2010. The favorable tax treatment of certain amortization provides additional tax benefit to the Company, increasing its effective tax rate in periods of loss and reducing its effective tax rate during periods of profitability.
Cash and marketable securities as of December 31, 2010 were $64.1 million, compared to $96.8 million as of September 30, 2010 and $129.4 million as of December 31, 2009. The decrease in cash primarily reflects the $23.3 million paid for the business assets of DTE Rail Services, an increase in inventories, and other operating activities. The Company’s $30.0 million revolving credit facility remains undrawn.
Railcars under lease totaled $65.4 million at the end of the fourth quarter of 2010 compared to $65.9 million at the end of the third quarter of 2010 and $61.0 million at the end of the fourth quarter of 2009.

FULL YEAR RESULTS
Sales for 2010 were $142.9 million, compared to 2009 sales of $248.5 million. The net loss for 2010 was $12.8 million, or $1.07 per diluted share, compared to net income of $4.9 million, or $0.42 per diluted share, for 2009.
Railcar deliveries in 2010 were 2,229 (2,079 cars sold and 150 cars leased) compared to deliveries of 3,377 cars in 2009 (2,297 cars sold and 1,080 cars leased).
The Company’s gross margin rate of 1.9% for 2010 is a reflection of the persistent challenging market conditions experienced during the year and the resulting relatively low level of demand for coal cars in combination with extremely competitive pricing dynamics. This compares to the gross margin rate of 14.7% for 2009, which, while also influenced by the economic downturn, reflected a more favorable car mix, better pricing environment relative to 2010 and a contract cancellation payment of $3.9 million that the Company received in 2009.
SG&A expense for 2010 was $24.6 million compared to $31.3 million in 2009, a decrease of 21%. This decrease reflects significant actions undertaken to reduce SG&A expense over the year, including certain compensation-related actions. SG&A expense for 2009 included a number of non-recurring costs including: severance costs of $3.1 million; costs associated with the restatement of the Company’s financial statements of $1.0 million; and costs associated with the suspension of the Company’s salaried pension plan of $0.8 million.
The Company will host a conference call on Thursday, February 17, 2011 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter financial results. To participate in the conference call, please dial (800) 230-1093. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:
http://205.144.147.162/cgi-bin/confCast
Conference ID#: 190785
If you need technical assistance, call the toll-free AT&T ConferenceCasting Support Help line at 1-888-793-6118.
Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 17, 2011 until 11:59 p.m. (Eastern Daylight Savings Time) on March 17, 2011. To access the replay, please dial (800) 475-6701. The replay pass code is 190785. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
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FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; Lakewood, Colorado; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.
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FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2010	2009
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$61,780	$98,015
Restricted cash	2,322	1,420
Securities available for sale, at fair value	—	29,976
Accounts receivable, net	4,106	3,728
Inventories	57,713	40,800
Leased railcars held for sale	6,686	2,200
Assets held for sale	—	2,478
Other current assets	7,065	9,467
Deferred income taxes, net	10,804	15,315

Total current assets	150,476	203,399

Long-term inventory	7,793	5,611
Property, plant and equipment, net	40,503	28,170
Railcars on operating leases	58,725	58,771
Goodwill	22,052	21,521
Deferred income taxes, net	26,203	13,404
Other long-term assets	4,891	4,690

Total assets	$310,643	$335,566

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,882	$16,948
Accrued payroll and employee benefits	4,129	7,958
Accrued postretirement benefits	5,347	5,329
Accrued warranty	7,932	9,146
Customer deposits	3,894	4,631
Other current liabilities	4,447	5,332

Total current liabilities	38,631	49,344

Accrued pension costs	15,689	15,675
Accrued postretirement benefits	59,959	57,962
Other long-term liabilities	3,784	6,332

Total liabilities	118,063	129,313

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,722	97,979
Treasury stock, at cost	(36,539)	(37,123)
Accumulated other comprehensive loss	(20,000)	(18,578)
Retained earnings	150,274	163,761

Total FreightCar America stockholders’ equity	192,584	206,166
Noncontrolling interest in India JV	(4)	87

Total stockholders’ equity	192,580	206,253

Total liabilities and stockholders’ equity	$310,643	$335,566

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Revenues	$51,030	$49,440	$142,889	$248,462
Cost of sales	51,059	46,075	140,167	211,940

Gross (loss) profit	(29)	3,365	2,722	36,522

Selling, general and administrative expense	6,570	10,686	24,618	31,316
Plant closure and sale income	(399)	—	(399)	(495)

Operating (loss) income	(6,200)	(7,321)	(21,497)	5,701

Interest expense, net	(49)	(164)	(876)	(669)

Operating (loss) income before income taxes	(6,249)	(7,485)	(22,373)	5,032
Income tax (benefit) provision	(2,713)	(1,853)	(9,511)	248

Net (loss) income	(3,536)	(5,632)	(12,862)	4,784
Less: Net loss attributable to noncontrolling interest in India JV	(60)	(84)	(91)	(156)

Net (loss) income attributable to FreightCar America	$(3,476)	$(5,548)	$(12,771)	$4,940

Net (loss) income per common share attributable to FreightCar America — basic	$(0.29)	$(0.47)	$(1.07)	$0.42

Net (loss) income per common share attributable to FreightCar America — diluted	$(0.29)	$(0.47)	$(1.07)	$0.42

Weighted average common shares outstanding - basic	11,906,308	11,867,314	11,896,148	11,861,366

Weighted average common shares outstanding - diluted	11,906,308	11,867,314	11,896,148	11,870,350

Dividends declared per common share	$0.00	$0.06	$0.06	$0.24

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(12,862)	$4,784
Adjustments to reconcile net (loss) income to net cash flows used in operating activities:
Depreciation and amortization	7,015	5,658
Other non-cash items	(1,809)	4,231
Deferred income taxes	(7,738)	11,830
Compensation expense under stock option and restricted share award agreements	1,675	1,829
Changes in operating assets and liabilities:
Accounts receivable	3,320	69,392
Inventories	(13,482)	(18,314)
Leased railcars held for sale	(6,686)	(1,420)
Prepaid expenses	(3,612)	591
Accounts payable	(5,102)	(29,910)
Accrued payroll and employee benefits	(3,829)	(1,572)
Income taxes receivable/payable	3,260	(5,271)
Accrued warranty	(1,214)	(2,330)
Customer deposits and other current liabilities	(1,122)	(5,310)
Deferred revenue, non-current	(464)	(711)
Accrued pension costs and accrued postretirement benefits	579	(10,613)

Net cash flows (used in) provided by operating activities	(42,071)	22,864

Cash flows from investing activities
Restricted cash deposits	(5,644)	(5,658)
Restricted cash withdrawals	4,742	4,238
Purchase of securities available for sale	(29,982)	(49,933)
Maturity of securities available for sale	59,996	19,986
Cost of railcars on operating leases produced or acquired	—	(15,603)
Sale of railcars on operating leases	169	—
Proceeds from sale of property, plant and equipment held for sale	2,377	—
Acquisition of business	(23,319)	—
Purchases of property, plant and equipment	(1,431)	(4,314)

Net cash flows provided by (used in) investing activities	6,908	(51,284)

Cash flows from financing activities
Payments on long-term debt	—	(28)
Deferred financing costs paid	(116)	(5)
Employee restricted stock settlement	(240)	—
Investment in noncontrolling interest by joint venture partner	—	142
Cash dividends paid to stockholders	(716)	(2,866)

Net cash flows used in financing activities	(1,072)	(2,757)

Net decrease in cash and cash equivalents	(36,235)	(31,177)
Cash and cash equivalents at beginning of period	98,015	129,192

Cash and cash equivalents at end of period	$61,780	$98,015